EXHIBIT 10.10

December 17, 2014
Mr. John T. Cahill
Dear John,
I am very pleased to confirm the offer extended to you by our Board of Directors for the position of Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft” or the “Company”), effective December 28, 2014. This letter sets forth all of the terms and conditions of the offer.
Annualized Compensation (Range of Opportunity)

Target
Annual Base Salary	$1,100,000
Annual Incentive Target Opportunity (Target equals 160% of base salary)	$1,760,000
Long-Term Incentive Target Opportunity	$6,640,000
Total Annual Compensation	$9,500,000

Your compensation is described in greater detail below.
Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (“MIP”), which is the Company’s annual incentive program. Your target annual incentive award opportunity under MIP will be equal to 160% of your base salary (and your maximum incentive award opportunity will be capped at 250% of target). The actual amount you will receive may be lower or higher than your target incentive award opportunity depending on your individual performance and the performance of the Company. Your 2015 annual incentive award will be payable no later than March 15, 2016. Your MIP eligibility will begin on your date of employment.

Long-Term Incentive Opportunity
Typically, each year you will be eligible to receive a long-term incentive (“LTI”) grant. Generally, the LTI mix includes performance shares, restricted stock units and stock options. At the beginning of each year, the total target value of your LTI awards will be established by the Compensation Committee. For 2015, your long-term incentive awards will be as follows:
Performance Shares (60% of total LTI value)
Stock Options (20% of total LTI value)
Restricted Stock Units (20% of total LTI value)
The Company reserves the right to change the mix, type and value of long-term incentive awards granted each year. Your eligibility to receive an annual LTI grant will begin in 2015.
All existing LTI awards granted to you prior to becoming Chief Executive Officer will continue to be governed under the provisions of the offer letter to you dated December 3, 2011 and the award agreements applicable to such awards.

The applicable stock award agreements will provide details regarding the vesting and other provisions of these awards. Below is a summary of the stock award treatment under several scenarios.

•
In the event that you no longer hold the position of Chief Executive Officer of Kraft, the treatment of equity awards granted to you upon assumption of that role or at any other future date while you remain CEO (unless specifically stated otherwise in the applicable stock award agreement) will be as follows:

Reason CEO Position No Longer Held	Unvested Awards	Vested Restricted Stock Units	Vested Stock Options
Become a non-employee director	Awards will continue to vest as if you remained in that role through the vesting period (even if you terminate your Board service following the transition to non-employee director)	Shares owned by participant	Participant may exercise options for the full original term

Resignation from CEO	Forfeited	Shares owned by participant	Options may be exercised for a period of 30 days following date of resignation after which they will be canceled

Mutual Agreement (including a return to serving as Executive Chairman but not CEO)	Awards will continue to vest as if you remained employed through vesting period, with performance shares determined based on actual performance through the end of the performance cycle	Shares owned by participant	Participant may exercise options for the full original term

Termination for cause	Forfeited	Depending on reason for termination, Company may claw back shares	Options will be canceled immediately upon such termination

Death/Long-Term Disability	Awards vest immediately	Shares owned by participant or designated beneficiary	Participant or designated beneficiary may exercise options for the full original term
Involuntary termination without cause	Pro rata vesting, with performance level of performance shares determined based on actual performance through the end of the performance cycle	Shares owned by participant or designated beneficiary	Participant may exercise options for the full original term

•	For purposes of the stock awards, “cause” means:

1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability);
2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or
3) engaging in other conduct that materially adversely reflects on the Company.

Perquisites
You will be eligible for:

•	use of Company-provided aircraft for commuting between personal residence and the Company’s office in Northfield, Illinois; and

•	an annual financial counseling allowance of $10,000. You may use any firm of your choosing and submit requests for payment directly to the Company.

You will be responsible for the associated taxes with respect to these perquisites.

Deferred Compensation Program
You will be eligible to participate in the Executive Deferred Compensation Program. This program allows you to voluntarily defer on a pre-tax basis a portion of your salary and/or your annual incentive to a future date. Investment opportunities under this program are designed to mirror the Company’s 401(k) plan. Additional information for this program will be provided to you upon request.

Management Stock Purchase Plan (MSPP)
Kraft also provides voluntary stock purchase opportunities. You can elect to defer up to 50% of your annual Management Incentive Plan cash bonus award in the form of deferred stock units, and the Company will match 25% of this bonus deferral into the MSPP in the form of restricted stock units with a three year vest. Additional information for this program will be provided to you prior to the next enrollment period.
Stock Ownership Guidelines
You will be required to attain and hold Company stock equal in value to six times your base salary. You will have five years from your assumption of the Chief Executive Officer role to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted/deferred stock or share equivalents held in the Company’s 401(k) plan. It does not include stock options or unvested performance shares.
At Will Employment Status/Separation from the Company

You will be a U.S. employee of the Company and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any or no reason, with or without notice.
In the event your employment is terminated by Kraft without “cause” (as defined above) and you execute and do not revoke a general release of claims in favor of the Company and related entities and individuals within the timeframe and in a form to be prescribed by the Company (but in any event no later than 45 days following your date of termination), you shall be eligible to receive (i) your prorated annual cash bonus for the year of termination, determined based on actual Company performance through the end of the performance period and payable no later than the March 15th immediately following the year in which your termination of employment occurs and (ii) severance in an amount equal to your then-current base salary for a period of 24 months following your termination date and payable in accordance with the Company’s normal payroll schedule. In the event your employment is terminated under circumstances that entitle you to severance benefits under the Company’s Change in

Control Plan for Key Executives (the “CIC Plan”), you shall instead receive separation pay and benefits in accordance with the CIC Plan; provided, however, if the payments required to be made under the CIC Plan are deferred compensation and subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”) (and do not qualify for an exemption thereunder) and the Change in Control (as defined in the CIC Plan) does not constitute a “change in control event” within the meaning of Section 409A of the Code, then the payments under the CIC Plan shall be made at the same time and in the same manner as provided for in this paragraph to the extent required under Section 409A of the Code. You agree that, unless otherwise agreed to between you and the Company, upon any termination of your employment as Chief Executive Officer, you will also cease to serve (i) as a director and as Chairman of Kraft and (ii) in any other director or officer role you hold with any of the Company’s subsidiaries or affiliates.
Non-Competition and Non-Solicitation Obligations
In consideration for, and as a condition to, the position being offered to you, the salary and benefits you will receive, and the benefits and incentives described in this letter, each of which you agree is sufficient consideration for your assent to certain restrictive covenants, you are required to sign a non-competition and non-solicitation agreement, which includes, among other things, restrictions from working for a competitor and/or soliciting business or employees away from Kraft for 12 months following any termination of employment or, if longer, the period during which you are receiving severance benefits. The agreement is attached to and incorporated in this Offer Letter as Exhibit A.
Other Benefits
Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the Kraft Benefits Summary brochure that we previously sent to you. The benefits provided to you under this offer letter are subject to the specific terms of each plan as set forth in the governing plan documents.

Although we do not anticipate significant changes to the total remuneration presented in this letter, please note that the directors of the Company have the right to make adjustments to your compensation package.
Section 409A of the Code
This benefits hereunder are intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this offer letter are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to you under this letter shall be considered a separate payment. Notwithstanding any other provision in this letter, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (A) each such payment which is conditioned upon your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if you are a specified employee (within the meaning of Section 409A of the Code) as of the date of your separation from service, each such payment that is payable upon the your separation from service and would have been paid prior to the six-month anniversary of your separation from service, shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service or, if earlier, upon your death. In addition, if you are a specified employee, then any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.
Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)
the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

 If you have any questions, you can reach me at (847) 646-2000.
Sincerely,

__/s/ Diane Johnson May___________________
Diane Johnson May
Executive Vice President, Human Resources
I accept the offer as expressed above.

 __/s/ John T. Cahill ___________________     12/17/2014
Signature                    Date
John T. Cahill

EXHIBIT A

NONCOMPETITION AND NONSOLICITATION AGREEMENT

By signing below, I, John T. Cahill, acknowledge and agree that the services to be rendered by me to Kraft Foods Group, Inc. (the “Company”) will be of a special character having a unique value to the Company, and that, as a result of my role and position within the Company, I will be provided with specialized training and given access to, or be responsible for the development of (i) some of the Company’s most sensitive and valuable Company Confidential Information, (ii) the Company’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (iv) the Company’s relationship with its suppliers, licensees, licensors, vendors, consultants, and independent contractors, their pricing habits, and purchasing policies, (v) the skills, capabilities and other employment-related information relating to the Company employees, and (vi) and other matters of which you would not otherwise know and that is not otherwise readily available.

Therefore, in consideration for, and as a condition to, the position being offered to me, the salary and benefits I will receive, and the benefits and incentives described in the December 17, 2014 Offer Letter to me, each of which I agree is sufficient consideration for my assent to these covenants, by signing below, I agree that, during my employment and for a period of 12 months following the termination of my employment with the Company for any reason, including termination by the Company with or without cause, or, if longer, the period during which I am receiving severance benefits, I will not, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, directly or indirectly:

•
Engage in any business activities within the same line or lines of business for which I performed services for the Company during the five (5) years immediately preceding my termination and in a capacity that is similar to the capacity in which I was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry (“Competitive Business”) anywhere within North America (the “Restricted Territory”).

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Solicit, assist in the solicitation of, or accept any business (other than on behalf of the Company) from any customer who, during the two (2) years immediately preceding my termination, had been assigned to me by the Company, or any customer with which I had contact on behalf of the Company while an employee of the Company, or any customer about which I had access to confidential information by virtue of my employment with the Company; or disclose to any person, firm, association, corporation or business entity of any kind the names or addresses of any such customer; or directly or indirectly in any way request, suggest or advise any such customer or any suppliers, licensees, licensors, vendors, consultants, and independent contractors with which I had contact on behalf of the Company to withdraw or cancel any of their business or refuse to continue to do business with the Company. This paragraph shall apply only where the customer is solicited to purchase a service or product that competes with the services or products offered by the Company.

•
Cause, solicit, induce, or encourage any individual who was an employee of the Company at the time of, or within 6 months prior to, my termination, to terminate or reject their employment with the Company or to seek or accept employment with any other entity, including but not limited to a competitor, supplier, or client of the Company, nor shall I cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce, or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee.

In the event of a breach or threatened breach of my obligations under this Agreement, irreparable injury would be caused to the Company, for which the Company would have an inadequate remedy at law. I therefore agree that, in addition to and without limitation of any rights that the Company may otherwise have, at law or in equity, the Company shall have the right to temporary, preliminary, and permanent injunctive relief against me in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law. I also agree that the Company is entitled to its reasonable attorneys’ fees and costs incurred in enforcing this Agreement or successfully prosecuting or defending any action under this Agreement. Furthermore, no bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement I hereby specifically and expressly waive). Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of those paragraphs, including the recovery of damages.

I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT, AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

John T. Cahill

/s/ John T. Cahill
Employee Signature
12/17/2014
Date